Exhibit 10.13
SoundBite Communications, Inc.
Summary of Provisions of 2008 Management Cash Compensation Plan
      The 2008 Management Cash Compensation Plan (the “2008 Compensation Plan”) of SoundBite Communications, Inc. (the “Company”) establishes compensation levels for members of the Company’s senior management team, including the Company’s chief executive officer, chief financial officer and each of its other named executive officers (collectively, the “Executives”). The 2008 Compensation Plan has two components: (i) base salary and (ii) variable performance based compensation.
Base Salary
     Base salary levels for the Executives are set based upon an independent third party review of senior management compensation. The recommended 2008 base salary is based on a number of factors, including the status of the competitive marketplace for such positions (including a comparison of base salaries for comparable positions at comparable companies within the Company’s industry), the responsibilities of the position, the experience, and the required knowledge of the individual.
Variable Performance Based Compensation
     The 2008 Compensation Plan provides for a cash bonus to be paid on a quarterly, semi annual and annual basis. The bonus levels for the Executives are set based upon an independent third party review of senior management compensation. The recommended 2008 cash bonus is based on a number of factors, including the status of the competitive marketplace for such positions (including a comparison of base salaries for comparable positions at comparable companies within the Company’s industry), the responsibilities of the position, the experience, and the required knowledge of the individual. For 2008 there will be three components to the variable performance bonus: Revenue Growth, Pro Forma Net Income and Organizational Goals and Objectives. The respective bonuses will be accrued in the quarter they are earned. The bonuses will be paid upon closing of the Company’s books and release of the financial results of the respective quarter based upon the payment frequency for each component provided below.
Revenue Growth: The Revenue Growth portion provides for 33% of the Executive’s bonus to be earned and paid based upon actual revenue achievement when compared to 2008 Compensation Plan revenue levels. The Revenue Growth performance will be measured and paid on a quarterly basis.
Pro Forma Net Income: The Pro Forma Net Income portion provides for 33% of the individual’s bonus to be earned and paid based upon actual pro forma net income achievement when compared to 2008 Compensation Plan pro forma net income levels. For the purposes of the 2008 Compensation Plan Pro Forma Net Income is defined as net income (as determined in accordance with accounting principles generally accepted in the United States) plus FAS 123R expense. The Pro Forma Net Income performance will be measured and paid on a quarterly basis. For purposes of this exceeding 2008 Compensation Plan bonus, a minimum threshold of pro forma net income must be attained for the full year.

Organizational Goals and Objectives: The Organizational Goals and Objectives portion provides for 34% of the Executive’s bonus to be earned and paid based upon achievement of previously agreed to goals and objectives. The Organizational Goals and Objectives performance will be measured and paid on a biannual basis. The major areas to be addressed with this program include, but are not limited to, the following: new product launches, business development, marketing programs, security, financial systems and controls implementation, operational efficiency, and research and development quality. Individual participants will incorporate these goals based upon their respective roles, responsibility, and position at the Company.